EXHIBIT 21.1


                Subsidiaries of Iomega Corporation

Subsidiary Name                    Jurisdication of Incorporation

Iomega International, Inc.                     U.S. Virgin Islands
Iomega Europe GmbH                                 Germany
Iomega United Kingdom Ltd.                         Delaware
Iomega Belgium Inc.                                Delaware
Iomega Iberia Inc.                                 Delaware
Iomega France Inc.                                 Delaware
Iomega Italia Inc.                                 Delaware
Iomega Canada Inc.                                 Delaware
Iomega Austria Inc.                                Delaware
Iomega Scandinavia                                 Delaware
Iomega Pacific PTE LTD                             Singapore
Iomega Singapore Ltd                               Delaware
Iomega (Bermuda) Ltd.                              Bermuda